UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	March 28, 2008

PROXIM WIRELESS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-29053	04-2751645
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

2115 O’Nel Drive, San Jose, CA	95131
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(408) 731-2700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 28, 2008, Proxim Wireless Corporation entered into a loan and security agreement (the “Loan Agreement”) with Comerica Bank (the “Bank”).  The Loan Agreement provides for a $7,500,000 revolving line of credit and includes sublimits for letters of credit, credit card services, and foreign exchange contracts.  However, the aggregate outstanding amount may not exceed Proxim’s borrowing base as established under the Loan Agreement.  Proxim’s borrowing base generally is an amount equal to 80% of Proxim’s eligible accounts receivable subject to adjustment by the Bank (the current percentage being 70%).

Proxim is allowed to repay without penalty and then reborrow amounts outstanding under the Loan Agreement prior to the maturity date of March 27, 2009, at which time all amounts outstanding are immediately due and payable.  Generally, outstanding amounts bear interest at a variable rate of ½% over the Bank’s prime rate of interest.  Proxim paid an initial facility fee of $26,250 on March 28, 2008, which amount would also be due on each annual anniversary of that date.  The Loan Agreement describes the various conditions that need to be satisfied in order for the Bank to make the various extensions of credit requested by Proxim.

In the Loan Agreement, Proxim grants the Bank a security interest to secure Proxim’s obligations under the Loan Agreement.  Generally, all of Proxim’s personal property (including without limitation accounts receivable, inventory, equipment, and cash) is covered by this security interest, except that generally Proxim’s intellectual property rights are not covered by this security interest.  However, proceeds from the sale or licensing of Proxim’s intellectual property rights generally are covered by the security interest.

In the Loan Agreement, Proxim made customary financial and non-financial representations and warranties and gave customary financial and non-financial affirmative and negative covenants to the Bank.  Proxim is obligated to comply with these provisions as a condition to receiving credit extensions under the Loan Agreement.  The financial covenant is that Proxim must maintain a ratio of cash plus eligible accounts receivable to current liabilities less deferred revenue of at least 1.05 to 1.00.  Non-financial covenants include the Bank being the primary depository for Proxim and limitations on Proxim’s ability to pay dividends or other distributions on its capital stock, to repurchase its capital stock, to conduct mergers or acquisitions, to make investments and loans, to incur future indebtedness, to place liens on assets, to prepay other indebtedness, and to sell assets.

The Bank is entitled to accelerate repayment of the loans under the Loan Agreement upon the occurrence of any of various customary events of default, which include, among other events, failure to pay when due any principal, interest or other amounts in respect of the loans, breach of any of Proxim’s covenants (subject, in some cases, to certain grace periods) or representations under the Loan Agreement, a material adverse change in Proxim’s business or ability to repay the loans made under the Loan Agreement, attachment or seizure of a material portion of Proxim’s assets, default under any other of Proxim’s significant agreements, a bankruptcy or insolvency event with respect to Proxim, and a significant unsatisfied judgment against Proxim.  Upon default by Proxim under the Loan Agreement, the Bank has customary rights as a secured creditor.

The foregoing description of the loan and security agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the loan and security agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

See Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROXIM WIRELESS CORPORATION

Dated: April 3, 2008	By: /s/ David L. Renauld
David L. Renauld
Vice President

EXHIBIT INDEX

Number	Title

10.1	Loan and Security Agreement dated as of March 28, 2008 between Comerica Bank and Proxim Wireless Corporation

3